EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 12/16/24.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/16/2024	Buy	350,000	7.91
12/26/2024	Buy	69,719	7.65
12/27/2024	Buy	152,393	7.52
12/30/2024	Buy	279,479	7.45
12/31/2024	Buy	108,299	7.49
1/2/2025	Buy	106,617	7.46
1/3/2025	Buy	70,899	7.57
1/6/2025	Buy	282,123	7.72
1/7/2025	Buy	59,630	7.69